LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
PATHWAYS COMMUNITY SERVICES LLC
A PENNSYLVANIA LIMITED LIABILITY COMPANY

This Limited Liability Company Operating Agreement (this "Agreement") is made and entered into effective as of November 1, 2015 (the "Effective Date"), by Pathways Health and Community Support, LLC, a Delaware limited liability company, as a member (the "Member") of Pathways Community Services LLC, a Pennsylvania limited liability company (the "Company").

1.     Formation. The Company converted from a Pennsylvania corporation to a Pennsylvania limited liability company on September 2, 2015, upon the filing of the Company's Statement of Conversion in the office of the Secretary of State of the Commonwealth of Pennsylvania. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the provisions of Title 15 Chapter 89 of the Pennsylvania Limited Liability Company Law of 1994, as amended from time to time (the "Act"), and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

2.     Name. The name of the Company shall be Pathways Community Services LLC.

3.     Purpose. The purpose of the Company is to engage in any lawful activity that a limited liability company may carry on under the Act. Nothing in this Agreement shall prohibit the Member from engaging in any business, investment or other activity of any kind, even if such business, investment or activity is competitive with the Company's business.

4.     Registered Office; Registered Agent. The address of the Company's registered office in the State of Pennsylvania shall be 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110, and the name of its initial registered agent at such address shall be Corporation Service Company. The Company's registered agent or registered office may be changed as provided in the Act.

5.     Commencement and Term. The term of the Company as a limited liability company commenced on September 2, 2015, and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

6.     Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will be deemed to have a single Member for tax purposes, pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owners for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election or until the Company has more than one member for tax purposes, in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its Member.

7.     Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

8.     Capital Contributions. As of the date hereof, the Member has made capital contributions to the Company on the dates and equal to the amounts reflected in the books and records of the Company. The Member shall make additional capital contributions in such form and at such time as the Member shall determine in its sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

9.     Liability of Member. The Member shall not be liable for any debts or losses of capital or profits of the Company, whether arising in contract, tort or otherwise, or be required to contribute or lend funds to the Company.

10.     Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Pennsylvania and (ii) any and all other contractual restrictions agreed to by the Company or its Member in writing, the Manager shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Manager shall determine.

11.     Management.

(a)     Manager(s); Term; Removal; Successors. Until such time as the Member may change the number of managers as permitted herein, the Company shall have one manager (the "Manager"), who shall be Terry Bayer. Unless the Manager resigns or is removed, the Manager shall hold office until his or her successor is elected and qualified. The number of managers of the Company shall be fixed from time to time by approval of the Member. Any vacancy occurring for any reason in the number of managers shall be filled by approval of the Member.

(b)     Authority. The business and affairs of the Company shall be managed exclusively by the Manager(s). The Manager(s) shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Manager(s) by the Member under the laws of the State of Pennsylvania. The Manager(s) is/are hereby designated as the authorized persons, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

12.     Officers. The Manager(s) may establish one or more officer positions for the Company, including a chairperson, president, vice president, secretary and chief financial officer. The officers shall exercise such powers and perform such duties as determined from time to time by the Manager(s).

13.     Indemnification; Limited Liability.

(a)     Certain Terms. For the purposes of this Section 13, "agent" means any person who is or was a manager, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another foreign or domestic company, partnership, joint venture, trust or other enterprise, or was a manager, director, officer, employee or agent of a foreign or domestic company which was a predecessor company of the Company or of another enterprise at the request of such predecessor company; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Section 13.

(b)     Indemnification of Agents. The Company shall, to the fullest extent permitted under the Act, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, without limitation, arbitration), by reason of the fact that the person is or was a manager, or a member, partner, manager, affiliate, officer, director, employee or agent of a manager, or an officer, employee or agent of the Company or any Person who is or was serving at the request of the manager or the Company as a manager, member, partner, director, officer, employee or agent of another company or person ("Indemnifiable Person"), against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually incurred by it in connection with the action, suit or proceeding except by reason of the fraud or willful misconduct of such lndemnifiable Person, provided that such Indemnifiable Person acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, did not reasonably believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that an Indemnifiable Person did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company and that, with respect to any criminal action or proceeding, it did not reasonably believe that its conduct was unlawful. Notwithstanding the foregoing, indemnification may not be made for any claim, issue or matter as to which an Indemnifiable Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom (or by an arbitrator in a final, binding judgment), to be liable to the Company, or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought (or such arbitrator) or other court of competent jurisdiction (or arbitrator) determines upon application that in view of all the circumstances of the case, the Indemnifiable Person is fairly and reasonably entitled to indemnity for such expenses as the court or arbitrator deems proper.

(c)     Advancement of Expenses. The reasonable expenses of the Indemnifiable Person incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such lndemnifiable Person to repay the amount if it is ultimately determined by a court of competent jurisdiction (or by an arbitrator in a final, binding judgment) that such person is not entitled to be indemnified by the Company.

(d)     Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court or arbitrator pursuant hereto (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled (whether under contract or otherwise); or (ii) continue for a person who has ceased to be an Indemnifiable Person; provided that the act or omission that is the subject of the claim took place prior to the cessation of such person's status as an Indemnifiable Person; (iii) inure to the benefit of it or their respective heirs, assignees, successors, executors and administrators and (iv) shall survive the dissolution of the Company to the extent of any assets distributed by the Company on that dissolution.

(e)     Insurance and Other Financial Arrangements. The Company may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnifiable Person for any liability asserted against that person and liability and expenses incurred by him or her in the capacity as an lndemnifiable Person, or arising out of his or her status as such.

(f)     Limitation of Liability. Except as otherwise provided herein or under applicable law, no person who is a manager or officer or both a manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

(g)     Repeal or Modification. Any repeal or modification of this Section 13 shall not adversely affect any rights of a person entitled to indemnification or exculpation hereunder at the time of such repeal or modification.

14.     Transfer of Interests. A Member may transfer his or her interest at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in its sole discretion determine.

15.     Dissolution Events. The Company shall dissolve only upon the first to occur of any of the following events: (i) approval of the Member to dissolve the Company; or (ii) the entry of a decree of judicial dissolution under the Act.

16.     Winding Up. Upon dissolution of the Company the Manager shall wind up the
Company's affairs.

17.     Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

18.     Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and income statement.

19.     Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and such Member's successors, transferees and assigns.

20.     Entire Agreement. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.

21.     Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

22.     Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

23.     Governing Law. The laws of the State of Pennsylvania shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its Manager(s), Member and other owners.

IN WITNESS WHEREOF, the Member has executed this Limited Liability Company Operating Agreement effective as of the Effective Date.

Pathways Community Services LLC,
a Pennsylvania limited liability company

/s/ Jeff D. Barlow
Jeff D. Barlow, Secretary

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